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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-42095) and related Prospectus of BetzDearborn Inc. for the registration of 252,600 shares of its Common Stock and to the incorporation by reference therein of our reports (a) dated February 11, 1997, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and (b) dated March 24, 1997, with respect to the financial statement schedule included in its Annual Report (Form 10-K) for the year ended December 31, 1996, both filed with the Securities and Exchange Commission.



                                                      /s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 17, 1998                                     ERNST & YOUNG LLP